SECURITIES AND EXCHANGE COMMISSION

                           Washington, DC 20549



                                 Form 8-K

                              CURRENT REPORT


  Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

    Date of Report (Date of earliest event reported) April 4, 1994


                        Lone Star Industries, Inc.
                           Debtor-in-Possession
          (Exact name of registrant as specified in its charter)


           Delaware              1-2333             13-0982660
 (State or other jurisdiction   (Commission        (IRS Employer
       of incorporation)       File Number)      Identification No.)



  300 First Stamford Place, P. O. Box 120014, Stamford, CT 06912-0014
          (Address of principal executive offices)    (Zip Code)


    Registrant's telephone number, including area code  (203) 969-8600
ITEM 5.  OTHER EVENTS.

a) On April 4, 1994 Lone Star Industries, Inc. made public disclosure of the following by a press release for immediate release:

     Stamford, Connecticut, April 4, 1994 --- Lone Star Industries, Inc. (NYSE/LCE) announced today that it now expects that its Plan of Reorganization will become effective on April 13, 1994. Upon effectiveness, the Company's old common stock and preferred stock will be cancelled and the Company, through its distribution agent, will begin to distribute cash and securities to the holders of allowed claims and new common stock and warrants to holders of its old equity.

     The Company previously announced that there would be a short delay on effectiveness of its Plan of Reorganization, originally scheduled for March 29, 1994, due to additional time required for regulatory approvals and for completion of the paperwork involved in the documentation contemplated by its Plan of Reorganization.

     Lone Star Industries, Inc. is a leading producer of cement, ready-mixed concrete, sand and gravel, crushed stone, and other construction materials.


b) On April 7, 1994 Lone Star Industries, Inc. made public disclosure of the following by a press release for immediate release:

     Stamford, Connecticut, April 7, 1994 -- Lone Star
     Industries, Inc. (NYSE/LCE) announced today that the Bankruptcy Court overseeing its reorganization proceedings has approved a settlement of the claims of Liberty Mutual Insurance Company. Pursuant to the settlement, Liberty Mutual will be granted allowed unsecured claims aggregating approximately $16.9 million. In addition, Lone Star will receive approximately $6.6 million in cash from certain other parties with respect to insurance premiums, which will be added to the cash to be distributed to creditors promptly after the Effective Date of Lone Star's
     Reorganization Plan, presently scheduled for April 13,
     1994.

     The Company also announced today that it presently anticipates that on the Effective Date of its Plan, allowed unsecured claims will aggregate approximately $538.5 million. In addition, on the Effective Date, a reserve of approximately $44.7 million for unresolved claims will be established. The Company presently estimates that when all disputed claims are resolved, the total amount of allowed unsecured claims should not exceed approximately $576.1 million plus $2.2 million of allowed cash convenience claims. The increase in the total unsecured claims from the $571.5 million estimate in the Company's Disclosure Statement largely relates to the settlement with Liberty Mutual described above and is compensated for by the approximately $6.6 million in cash to be received with respect to insurance premiums from other parties for distribution to unsecured creditors.

     A total of approximately $192.3 million in cash is expected to be distributed to unsecured creditors (other than convenience creditors) along with $78 million of senior notes of reorganized Lone Star, $138 million of secured notes of the liquidating corporation (to be paid out of the proceeds from the sale of assets transferred to the liquidating corporation), and approximately 85% of the common equity of reorganized Lone Star. In addition, allowed unsecured convenience claims of $5,000 or less will receive 100% of their claim in cash.

     Pursuant to the Company's Reorganization Plan, holders of Lone Star preferred stock would receive their pro rata share of 10.5% of the common equity of reorganized Lone Star and 1.25 million warrants to purchase common stock in the reorganized Lone Star. The present holders of common stock of Lone Star would receive the balance of the reorganized Company's common equity and
     2.8 million warrants to purchase common stock in the reorganized Lone Star. The warrants to be issued to the preferred and common shareholders would be exercisable through December 31, 2000 and would provide for the purchase of shares of the common stock of reorganized Lone Star at a price of $18.75 a share.

     Lone Star Industries, Inc. is a producer of cement, ready-mixed concrete, sand and gravel, crushed stone, and other construction materials.


c) On April 8, 1994 Lone Star Industries, Inc. made public disclosure of the following by a press release for immediate release:

     Stamford, Connecticut, April 8, 1994 --- Lone Star Industries, Inc. (NYSE/LCE) announced today that a three judge panel of the United States Court of Appeals for the Fourth Circuit had vacated a December 1992 judgement in the case brought by Lone Star and certain of its subsidiaries against Lafarge Corporation and Lafarge Canada, Inc., seeking damages on account of the sale by a subsidiary of Lafarge Canada of allegedly defective cement to a Lone Star subsidiary which had used the cement to manufacture concrete crossties. The case against Lafarge had been brought as a result of damage actions brought against Lone Star by a number of railroads complaining that concrete crossties sold to them were defective. The railroads' actions were settled before trial by Lone Star for approximately $66 million.

     The case against Lafarge involved Lone Star's claim for reimbursement for those damages, its costs in the railroad actions and lost profits because of the damage to its crosstie business caused by the defective crossties.

     After a trial in the United States District Court in Baltimore, a jury found Lone Star was entitled to recovery from Lafarge on its claims of fraudulent misrepresentation, breach of express warranty, breach of warranty of fitness for a particular purpose and negligence, and awarded Lone Star $1,213,000 damages for its direct lost profits. As to Lone Star's claim for that portion of its damages growing out of the settlements with the railroads and its cost of litigation, the jury found that Lone Star was not entitled to be indemnified for such matters by Lafarge. Lone Star appealed the denial of its full damages.

     The Fourth Circuit decision vacated the judgement in the District Court on the grounds that the jury should have been allowed to consider awarding full damages to Lone Star on a basis other than indemnification and remanded the case to the District Court for retrial.
     In addition, the Appeals Court held that Lone Star should be allowed to amend its complaint against Lafarge to include a claim under Massachusetts law which, among other things, could result in the doubling or trebling of any damages due it from Lafarge.

     Lone Star said it was pleased with the Circuit Court's ruling and expected that as a result it would obtain significant damages from Lafarge.

     Lone Star Industries, Inc. is a producer of cement, ready-mixed concrete, sand and gravel, crushed stone, and other construction materials.
d) On April 14, 1994 Lone Star Industries, Inc. made public disclosure of the following by a press release for immediate release:

     Stamford, Connecticut, April 14, 1994 --- Lone Star Industries, Inc. (NYSE/LCE) announced that the Effective Date of the Company's Plan of Reorganization originally scheduled for April 13 had occurred today. The one day delay was required to complete the paperwork and documentation required by the Plan of Reorganization. As a result, the Company's old common stock and preferred stock will be cancelled and the books of the transfer agent will be closed at the end of business today. As soon as practicable, the Company, through its distribution agent, will begin to distribute cash and securities to the holders of allowed claims and new common stock and warrants to the holders of its old equity.

     Allowed unsecured claims now total $538.5 million. In addition, a reserve of $42.7 million for disputed claims has been established. The Company now estimates that when all disputed claims are resolved, the total amount of allowed unsecured claims should not exceed approximately $575.8 million plus $2.2 million of allowed cash convenience claims (claims of $5,000 or less which are being paid in cash).

     A total of $190.7 million in cash will be distributed to unsecured creditors (other than holders of convenience claims) along with $78 million of ten year 10% senior notes of reorganized Lone Star, $138 million of 10% secured asset proceed notes maturing on July 31, 1997 of a liquidating corporation set up by Lone Star to hold assets which are being sold, and 85% of the common equity of reorganized Lone Star.

     The holders of Lone Star preferred stock will receive their pro rata share of 10.5% of the common equity of reorganized Lone Star and 1.25 million of seven year warrants to purchase common stock in the reorganized Lone Star. The present holders of common stock of Lone Star will receive the balance of the reorganized Company's common equity and 2.8 million of the warrants to purchase common stock in the reorganized Lone Star. The warrants to be issued to the preferred and common shareholders will be exercisable through December 31, 2000 and will provide for the purchase of shares of the common stock of reorganized Lone Star at a price of $18.75 a share.

     It is expected that tomorrow, April 15, the new common stock warrants and 10% Senior Notes will begin trading on the New York Stock Exchange on a "when issued" basis. The symbol for Lone Star Industries, Inc. will continue to be LCE. The "when issued" trading symbols for the new securities will be: common stock - LCE WI; common stock warrants - LCE WS WI; and 10% Senior Notes
     - LCE 03 WI.

     A company spokesperson said that the reorganized Lone Star will be a smaller, more efficient domestic cement, aggregates and concrete company, operating with a manageable capital structure, and capable of competing effectively in the construction markets served by the Company.

     Lone Star Industries, Inc. is a producer of cement, ready-mixed concrete, sand and gravel, crushed stone, and other construction materials.

                            SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, Lone Star Industries, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              LONE STAR INDUSTRIES, INC.
                              Debtor-in-Possession



                              By: /s/ John S. Johnson
                                      John S. Johnson
                                       Vice President

Date:  April 18, 1994